UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 17, 2005

FLEXTRONICS INTERNATIONAL LTD.

(Exact name of registrant as specified in its charter)

Singapore	0-23354	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Marina Boulevard, # 28-00, Singapore	018989
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (65) 6890-7188

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEMS TO BE INCLUDED IN THE REPORT

Item 1.01 Entry into a Material Definitive Agreement.

On January 17, 2005, the Company’s Board of Directors approved accelerating the vesting of all out-of-the-money, unvested options to purchase the Company’s ordinary shares held by current employees, including executive officers. No options held by non-employee directors were subject to the acceleration. All options priced above $12.98, the closing price of the Company’s ordinary shares on January 17, 2005, were considered to be out-of-the-money. The acceleration is effective as of January 17, 2005, provided that holders of incentive stock options (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, have the opportunity to decline the acceleration of ISO options in order to prevent changing the status of the ISO option for federal income tax purposes to a non-qualified stock option. The following table summarizes the options subject to the acceleration:

	Aggregate Number of Shares Issuable Under Accelerated Options	Weighted Average Exercise Price Per Share
Executive Officers:
Ash Bhardwaj	1,028,124	$17.46
Michael Marks	911,370	$17.54
Michael M. McNamara	380,207	$16.05
Ronny Nilsson	0	n/a
Thomas J. Smach	523,437	$17.43

All executive officers as a group (5 persons):	2,843,138	$17.29

All other employees:	11,196,781	$15.84

Total:	14,039,919	$16.13

The acceleration of these options eliminates future compensation expense the Company would otherwise recognize in its income statement with respect to these options upon the effectiveness of FASB Statement No. 123R (Share-Based Payment) in July 2005. Assuming that no holders of ISOs elect to decline the acceleration, the maximum future expense that is eliminated is approximately $121.2 million (of which approximately $26.4 million is attributable to options held by executive officers). This amount will be reflected in pro forma footnote disclosure in our fiscal year 2005 financial statements, as permitted under the transition guidance provided by the FASB. In addition, because these options have exercise prices in excess of current market values and are not fully achieving their original objectives of incentive compensation and employee retention, the acceleration may have a positive effect on employee morale and retention.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Flextronics International Ltd.

Date: January 21, 2005

	By:	/s/ Thomas J. Smach
Thomas J. Smach
Chief Financial Officer